Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-64094 and 333-64078) and Form S-3 (No. 333-118372) of Ceradyne, Inc. of our report dated July 30, 2004 with respect to the combined balance sheets of ESK Ceramics GmbH & Co. KG as of December 31, 2003 and 2002 and the related combined statements of operations, partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the Form 8-K/A of Ceradyne, Inc. dated November 8, 2004.

KPMG DEUTSCHETREUHAND-GESELLSCHAFT

AKTIENGESELLSCHAFT

WIRTSCHAFTSPRUFUNGSGESELLSCHAFT

Munich, Germany

November 8, 2004